EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS CALL OPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE COMPANY SHALL HAVE BEEN FURNISHED AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER ANY OF SUCH ACTS.

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”), is made and entered as of [•], 2015 (the “Effective Date”), by and among Empire Petroleum Corporation, a Delaware corporation (the “Company”), and [•] (“Optionee”).  The Company and Optionee are sometimes collectively referred to herein as the “Parties” and singly as a “Party.”

WHEREAS, Optionee desires to have the right to purchase 125,000 shares (the “Shares”) of the Company’s common stock, and the Company desires to grant such right to Optionee, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the mutual and dependent covenants hereinafter set forth, the Parties agree as follows:

1.             Grant of Call Option.

(a)   Right to Purchase. Subject to the terms and conditions of this Agreement, at any time from the Effective Date through two years thereafter (the “Call End Date”), Optionee shall have the right (the “Call Right”), but not the obligation, to purchase all or less than all of the Shares at a purchase price of $0.25 per Share (the “Call Purchase Price”).

(b)           Procedures.

(i) If Optionee desires to purchase one or more of the Shares, Optionee shall deliver to the Company a written notice (the “Call Exercise Notice”) exercising the Call Right on or before the Call End Date and shall send Optionee’s original executed version of this Agreement back to the Company along with such Call Exercise Notice.  In the event the Call Right is not exercised on or before the Call End Date, the Call Right shall automatically, without further action, expire and become null and void.

(ii) The closing of any sale of Shares pursuant to this Section 1 shall take place at the Company’s office at a time mutually agreeable to the Parties but in no event later than five business days following receipt by the Company of the Call Exercise Notice.

(c)           Consummation of Sale. The consummation of the sale of the Shares, if any, shall occur effective as of the receipt of the payment of the Call Purchase Price by certified or official bank check or by wire transfer of immediately available funds.  As soon as practicable, but not later than five business days after the Company shall have received the Call Exercise Notice and payment, the Company shall execute and deliver or cause to be executed and delivered a certificate or certificates representing the Shares.  In addition, if Optionee purchases less than all of the Shares subject to this Agreement in connection with any Call Exercise Notice, the Parties shall cause a new call option agreement related to the Shares not subject to such Call Exercise Notice to be executed and delivered to each other in a form substantially similar to this Agreement.

(d)   Disclosure Materials.  Optionee represents and warrants to the Company that  Optonee has reviewed the following copies of the Company’s reports (all of which is collectively referred to as the “Disclosure Materials”):

(i) Annual Report on Form 10-K for year ended 12/31/14 located at http://www.sec.gov/Archives/edgar/data/887396/000107261315000242/0001072613-15-000242-index.htm;

(ii) Current Report on Form 8-K filed 3/3/15 located at http://www.sec.gov/Archives/edgar/data/887396/000107261315000199/0001072613-15-000199-index.htm;

(iii) Current Report on Form 8-K filed 1/26/15 located at https://www.sec.gov/Archives/edgar/data/887396/000107261314000498/form8k_17737.htm;

(iv) Information Statement on Schedule 14f-1 filed 1/5/15 located at https://www.sec.gov/Archives/edgar/data/887396/000107261314000500/sc14f1_17737b.htm;

(v) Current Report on Form 8-K filed 12/30/14 located at https://www.sec.gov/Archives/edgar/data/887396/000107261314000498/form8k_17737.htm; and

(vi) Quarterly Report on Form 10-Q for quarter ended 9/30/14 located at https://www.sec.gov/Archives/edgar/data/887396/000088739614000006/form10q-092014.htm.

(e)   Representations and Warranties.  Optionee represents and warrants to the Company as follows:

(i) Optionee has also reviewed the Company’s Certificate of Incorporation, as amended, and Bylaws.

(ii) Optionee is experienced in evaluating and investing in companies such as the Company and understands that the option granted hereby and the Shares underlying such option (the “Securities”) are of a highly speculative nature and could result in the loss of Optionee’s entire investment.

(iii) Optionee has been furnished by the Company with all information requested concerning the proposed operations, affairs and current financial condition of the Company.  Such information and access have been available to the extent Optionee considers necessary and advisable in making an intelligent investment decision.  In addition, Optionee has received and reviewed copies of the Disclosure Materials and has had the opportunity to discuss the Company’s business, management and financial affairs with its Chief Executive Officer.  Optionee understands that such discussions, as well as the Disclosure Materials and any other written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

(iv) The Securities to be acquired by you will be acquired, solely for your account, for investment purposes only and not with a view to the resale or distribution thereof, are not being purchased for subdivision or fractionalization thereof, and Optionee has no contract, undertaking, agreement or arrangement with any person to sell or transfer such Securities to any person and does not intend to enter into such contract or arrangement.

(v) Optionee understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor are they registered or qualified under the blue sky or securities laws of any state, by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Sections 3(b) or 4(2) of the Securities Act and available exemptions from the registration requirements of any applicable state securities laws.  Optionee further understands that the Securities must be held by Optionee indefinitely and Optionee must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(vi) Optionee has the full right, power and authority to enter into and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation upon Optionee, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors’ rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

(vii) Optionee is able to bear the full economic risk of Optionee’s investment in the Securities, including the risk of a total loss of your investment in connection therewith.

(viii) By initialing one of the categories below, Optionee represents and warrants that Optionee falls within the category so initialed and has truthfully set forth the factual basis or reason the undersigned comes within that category:

Category I.  _____.  Optionee is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with the undersigned's spouse, presently exceeds U.S. $1,000,000.

Category II.  _____.  Optionee is an individual (not a partnership, corporation, etc.) who had an individual income in excess of U.S. $200,000 in each of the two most recent years, or joint income with the undersigned's spouse in excess of $300,000 in each of the two most recent years, and has a reasonable expectation of reaching the same income level in the current year.

Category III.  _____.  The undersigned otherwise meets the definition of “Accredited Investors” as defined in Section 230.501(a) of the Act.

(ix) Optionee was not offered the Securities by means of general solicitations, publicly disseminated advertisements or sales literature.

(f)   Legends.  Optiones acknowledges and agrees the instrument representing the Shares shall be endorsed with the legend set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE COMPANY SHALL HAVE BEEN FURNISHED AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER ANY OF SUCH ACTS.

In addition, the instrument representing the Shares shall be endorsed with any other legend required by any state securities laws.  The Company need not register a transfer of legended Securities, and may also instruct its transfer agent not to register the transfer of the Securities, unless one of the conditions specified in each of the foregoing legends is satisfied.

(g)   Indemnification by Purchaser.  Optionee acknowledges and agrees that the Company has agreed to offer and sell the Securities to Optionee based upon the representations and warranties made by you in this Agreement, and Optionee hereby agree to indemnify the Company and to hold the Company and its incorporators, officers, directors and professional advisors harmless against all liability, costs or expenses (including attorneys’ fees) arising by reason of or in connection with any misrepresentation or any breach of such representations and warranties by Optioneee, or arising as a result of the sale or distribution of any Securities by Optionee in violation of the Securities Act or other applicable law.

2.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2).

If to Optionee:	[Insert address]
If to the Company:	Empire Petroleum Corporation 165 S. Union Blvd. Union Tower, Suite 360 Facsimile: [•] E-mail: jcw@empirepertocorp.com

3.             Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

4.             Successor and Assigns. Neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any Party hereto by operation of law or otherwise. Any attempted transfer or assignment in violation of this Section 4 shall be void.

5.             No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

6.             Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.             Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.             Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

10.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.           No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement on the date first written above.

EMPIRE PETROLEUM CORPORATION
By:_____________________ J. C. Whorton, Jr. CEO

[•]
By:_____________________ [•] [•]